Exhibit 99.1

Dataram Contact: Marc P. Palker CFO 609-799-0071 ext.2207 info@dataram.com

DATARAM REPORTS FISCAL 2013 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

PRINCETON, N.J. July 29, 2013 — Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fourth quarter and year ended April 30, 2013. Revenues for the fourth quarter and year ended April 30, 2013 were $6.2 million and $27.6 million, respectively, which compares to $7.0 million and $36.1 million for the comparable prior year periods. The Company reported a net loss of $1.6 million for the fourth quarter which included $0.4 million impairment of goodwill charge, which compares to net income of $3.0 million in the comparable prior year period. Net income for the 2012 fourth quarter included $4.1 million of other income resulting from the sale of patents. The net loss in fiscal year ended April 30, 2013 totaled $4.6 million versus $3.3 million in the comparable prior year period. Loss in fiscal year ended April 30, 2012 was offset by the aforementioned sale of patents.

John H. Freeman, Dataram’s President and CEO commented, “The primary factor impacting our financial results was a 33% industry wide decline in material cost per gigabyte. Despite these industry wide challenges, we continue to see signs of revenue growth through our new partnerships, new distribution channels and further development of our RAMDisk software”.

Our RAMDisk software continues to generate increasing interest and presence in the personal and commercial marketplace. We introduced new Dataram versions into the market as well as versions specifically designed for Advanced Micro Devices, Inc. (“AMD”) and branded Radeon RAMDisk under a branding and licensing agreement. It is a price performance leader in the virtual RAM drive software market and is being used in a number of applications and commercial uses. The relationship with AMD for the RAMDisk product has enabled us to develop a consumer memory product line also branded under the AMD brand Radeon. We have recently begun producing and selling server memory under the Radeon brand name.

Mr. Freeman concluded, “We have eliminated approximately $900,000 of costs on an annual basis since our year end and continue to look for ways to reduce our operating cost. These cost reductions, combined with the AMD branding agreements, provide us with new opportunities and a path to revenue growth in fiscal year 2014. To support our growth we intend to seek additional financing to help us execute our fiscal 2014 plan”.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended April 30,		Twelve Months Ended April 30,
	2013	2012	2013	2012

Revenues	$6,219	$6,983	$27,616	$36,079

Costs and expenses:
Cost of sales	5,037	5,499	22,042	27,509
Engineering and development	167	168	715	691
Selling, general and administrative	2,019	2,244	8,305	11,758
Impairment of goodwill	438	—	438	—
Impairment of capitalized software	—	—	—	2,387
Stock-based compensation expense*	26	72	231	451
Intangible asset amortization*	41	41	164	164
	7,728	8,024	$31,895	$42,960

Loss from operations	(1,509)	(1,041)	(4,279)	(6,881)

Other income (expense)	(106)	3,998	(341)	3,627

Income (loss) before income taxes	(1,615)	2,957	(4,620)	(3,254)

Income tax expense	5	—	5	5

Net income (loss)	$(1,620)	$2,957	$(4,625)	$(3,259)

Net income (loss) per share:
Basic	$(0.92)	$1.66	$(2.60)	$(1.84)
Diluted	$(0.92)	$1.66	$(2.60)	$(1.84)

Weighted average number of shares
outstanding:
Basic	1,755	1,784	1,777	1,771
Diluted	1,755	1,784	1,777	1,771

Note- All amounts shown have been adjusted to reflect the reverse 6-for-1 stock split effective March 18, 2013.

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-K.

DATARAM CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2013	April 30, 2012

ASSETS
Current assets
Cash and cash equivalents	$324	$3,275
Accounts receivable, net	2,885	2,605
Inventories	2,903	2,932
Note receivable	275	—
Other current assets	81	116
Total current assets	6,468	8,928

Property and equipment, net	425	698

Other assets	56	54

Intangible assets, net	133	297

Goodwill	1,083	1,453

Total assets	$8,165	$11,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$ 1 ,876	$121
Accounts payable	948	1,017
Accrued liabilities	684	766
Due to related party – current portion	400	333
Total current liabilities	3,908	2,237

Due to related party – long term	1,267	1,667
Total liabilities	5,175	3,904

Stockholders' equity	2,990	7,526

Total liabilities and stockholders' equity	$8,165	$11,430